Exhibit 99.1

J. Michael McQuade Elected to Albany International Corp. Board

ROCHESTER, N.H.--(BUSINESS WIRE)--December 10, 2020--Albany International Corp. (NYSE:AIN) announced today that J. Michael McQuade, Ph.D. has been elected to its Board of Directors.

Dr. McQuade, age 65, currently serves as Vice President for Research at Carnegie Mellon University, a private, global research university in Pittsburgh, Pennsylvania. He also serves on the Defense Innovation Board of the United States Department of Defense. From 2006 to 2018, he served as Senior Vice President, Science & Technology at United Technologies Company which, prior to its merger with Raytheon Technologies Company, was a diversified company with extensive aerospace operations. From 2002 to 2006, Dr. McQuade was Vice President of 3M Medical Business Unit and from 2000 to 2001 President, Kodak Health Imaging Business Unit and Senior Vice President, Eastman Kodak. Prior to 2000, Mr. McQuade held various technical and managerial positions at the health imagining businesses of Kodak, 3M Company and Imation. Dr. McQuade holds B.S., M.S., and Ph.D. degrees from Carnegie Mellon University.

Albany International Chairman Erland (Erkie) Kailbourne said, “Michael’s technical, managerial and research skills and experience, as well as his previous responsibilities at United Technologies will bring additional insight to our Company’s research and development activities and its focus on innovation, particularly in its Albany Engineered Composites segment. Additionally, he will bring a wealth of knowledge to our talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, and the aerospace and defense industries. Dr. McQuade will be an important addition to our Board, and I take great pleasure in welcoming him as a new Director.”

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of fabrics and process felts used in the manufacture of all grades of paper products. Albany Engineered Composites is a rapidly growing designer and manufacturer of advanced materials-based engineered components for jet engine and airframe applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 23 plants in 11 countries, employs more than 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts

Investors
Stephen Nolan
603-330-5899
Stephen.nolan@albint.com

Media
John Hobbs
603-330-5897
john.hobbs@albint.com